Exhibit 99.1

AGL Resources names president and CEO John Somerhalder chairman of the board

ATLANTA – Nov. 5, 2007 – AGL Resources [NYSE: ATG], an Atlanta-based energy services company with more than 2.2 million natural gas customers in six states, today announced that John W. Somerhalder II, the company’s president and CEO, has been named chairman of the board effective October 31, 2007. Mr. Somerhalder’s new title is Chairman, President and Chief Executive Officer.

The company also announced that the Board has appointed D. Raymond Riddle Lead Director, effective October 31, 2007.  Mr. Riddle has been a member of the company’s Board of Directors since May 1978, and prior to Mr. Somerhalder’s appointment served as chairman of the board.

Somerhalder has served as president and chief executive officer of AGL Resources since March 2006. Somerhalder joined AGL Resources from El Paso Corporation (NYSE: EP) where he spent almost 30 years with El Paso and its predecessor entities, rising through the ranks from engineer to president of El Paso Pipeline Group and executive vice president of El Paso Corporation.

Somerhalder serves on the board of the American Gas Association, the Gas Technology Institute, the Metro Atlanta Chamber of Commerce and Georgia Chamber of Commerce.  He was elected Director of Quicksilver Gas Services GP LLC in July 2007. He has served as past chairman of the Interstate Natural Gas Association of America (INGAA) and the INGAA Foundation. Somerhalder holds a Bachelor of Science degree in chemical engineering from the University of Arizona.

About AGL Resources

AGL Resources (NYSE: ATG), an Atlanta-based energy services company, serves more than 2.2 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the nation. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Contact:                 AGL Resources
John Kennedy
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Office: 404-584-4319
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jkennedy@aglresources.com